CONFIRMING STATEMENT


       This Statement confirms that the undersigned has authorized and designated Michael P. McManus, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Aeolus Pharmaceuticals, Inc. The authority of Michael P. McManus under this Statement shall continue until the undersigned is no longer required to file Form 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Aeolus Pharmaceuticals, Inc., unless earlier revoked in writing. The undersigned acknowledges that Michael P. McManus is not assuming, nor is Aeolus Pharmaceuticals, Inc. assuming, any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934, as amended.

Dated:     July 12, 2005


                             /s/ John L. McManus
                               John L. McManus